UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Moore Wallace Incorporated

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This communication is not a solicitation of a proxy from any security holder of Moore Wallace or RR Donnelley. Moore Wallace and RR Donnelley intend to file a Joint Management Information Circular and Proxy Statement regarding the proposed transaction with the U.S. Securities and Exchange Commission (SEC) and the securities commissions or equivalent regulatory authorities in Canada. WE URGE INVESTORS IN RR DONNELLEY AND MOORE WALLACE TO CAREFULLY READ THE JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT RR DONNELLEY, MOORE WALLACE AND THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and at the website of the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrator at www.sedar.com. Documents filed with the SEC by RR Donnelley will be available free of charge from Investor Relations, RR Donnelley, 77 West Wacker Drive, Chicago, IL 60601, Tel. (312) 326-8926. In addition, documents filed with the SEC by Moore Wallace will be available free of charge from Moore Wallace, One Canterbury Green, Stamford, CT 06901, Attn: Investor Relations, Tel. (203) 406-3749.

RR Donnelley, Moore Wallace and their executive officers and directors may be deemed to be participants in the solicitation of proxies from RR Donnelley and Moore Wallace security holders in favor of the proposed transaction. Information regarding the security ownership and other interests of RR Donnelley’s and Moore Wallace’s executive officers and directors will be included in the Joint Management Information Circular and Proxy Statement.

On December 3, 2003, Moore Wallace Incorporated (“Moore”) posted the following message on Moore’s intranet:

DNY & MWI Combination Update

On November 24th, RR Donnelley and Moore Wallace leaders met to begin the permitted information exchange that precedes the formal integration process. It was the combined team’s first opportunity to hear Mark A. Angelson, who will be the Chief Executive Officer upon the closing of the combination, articulate his vision of the new RR Donnelley. This is the text of Mark’s address.

DRAFT REMARKS OF MARK A. ANGELSON TO FIRST JOINT MEETING OF SENIOR EXECUTIVES OF RR DONNELLEY AND MOORE WALLACE CHICAGO, NOVEMBER 24, 2003

Thank you, Bill, yet again for your generous hospitality and for the generous manner in which you have given of yourself to RR Donnelley during your tenure as its leader. Thank you particularly for the part that you played in creating the foundations upon which we will build the new RR Donnelley. I will keep these remarks brief and, before Tom Quinlan presents the schedule for the coming weeks, I hope that we will have a robust question and answer session.

We will preserve the best of RR Donnelley: its dedication to excellence, to integrity, its customer focus, teamwork and diversity. We will bring a new sense of innovation, a new vitality and a new energy to many of the fine initiatives already underway or on the drawing board. We will also bring a new sense of fiscal responsibility and accountability. As you may have heard, each and every one of us will be called upon to walk through walls in order to make our numbers, but at the same time being mindful of the law and generally accepted accounting principles, and adhering at all times to the highest ethical standards.

We will be the General Electric of the print industry. We will be number one or number two in each of our businesses. We will provide to our employees the finest training in the industry. Our financials will be completely buttoned down, and we will have a continuing program of acquisitions and divestitures in order consistently to be the finest provider of print and print-related products and services in the world.

Look around the room. This is the most talented and committed group of printing company executives ever assembled. I am honored and humbled by the privilege of addressing you today.

When I became associated with Moore Corporation approximately three years ago, it was a company that had badly lost its way. At that time, we commenced a program of recruiting world-class industry veterans who led a dramatic turnaround. When Moore and Wallace agreed to come together nearly a year ago, I stated our commitment to a continued process of building an all-star team. And I state to you unequivocally, the principal reason that we are here today is because of the extraordinary level of talent and character and competence among the people of RR Donnelley.

I pledge to you that we will continue to build that all-star team with the finest players, and that we will be absolutely blind in each case as to whether she or he had her or his roots in RR Donnelley, in Moore, in Wallace or elsewhere. There are no incumbent candidates for any jobs. Anyone who holds herself or himself out as a friend of Mark’s and therefore as an odds-on favorite to be chosen for a certain position in the new RR Donnelley, or who appears to be arrogant or smug, does so without my authorization and at her or his peril. Anyone who claims to have the market cornered on brains, ideas or experience falls into the same category.

That having been said, one would be safe to assume that in segments where there is no overlap between RR Donnelley and Moore Wallace, there will be no change merely for the sake of change. One would be incorrect to assume that in areas where there is a direct overlap, particularly in corporate functions, that only one of the two existing leaders will survive. This platform for all intents and purposes is doubling in size, and there will always be room for the excellent.

Some of you know me, and some of you do not; but we will rectify that latter point in very short order. Please bear in mind that Tom Quinlan and I have served as executives together for 11 short months, yet I am counting on him to orchestrate these next 120 days, just as I will count on many of you, who also were not my colleagues a year ago, to discharge among the most important responsibilities in the new RR Donnelley.

For those of you who do not know me, I am a born-again feminist father of three daughters, and I am deeply committed to diversity generally. It so happens that there are personal reasons for this, but they are not relevant here. Whether or not one regards diversity, as I do, as a fundamental precept of our organization, one must recognize that the day is long past when it made good business sense to send three overweight middle-aged white males into a meeting at which our customer is represented by a Latino man and an African American woman.

I pledge that we will endeavor to continue RR Donnelley’s commitment to diversity and emphasize it as much or more than ever before. Most important, the new RR Donnelley will not be about me. It will be about us. I am the opposite of an imperial CEO. You will not see me depicted alone in our annual report. I am the leader of a team. I manage by listening, and I should be the last of us to claim to have cornered the market on good ideas.

I picked up some very good ideas while reading a short but very powerful book this weekend. It is called “To Be A Good Printer,” and it was written by Gaylord Donnelley. For those of you who don’t know this already, the book’s title was inspired by RR Donnelley’s nightly prayer as a young apprentice: “Please, Lord, make me a good printer.” It turns out that he too came to Chicago once upon a time from a Canadian printing company. In this magnificent volume, his grandson Gaylord speaks of our commitment to each other, our commitment to others outside the company, our commitment to excellence, [and, lo and behold], our commitment to profit and growth.

I will share with some of you for the first time, and remind others of you of, some of the passages from “To Be A Good Printer”.

“A no profit, no growth situation would presage the end of our successful enterprise with incalculable harm to employees, customers, suppliers and stock holders. Growth without profit would also be self defeating. Further growth can and should if properly planned and executed, result in greater and sounder profits, as well as more security and opportunity for individuals, better services and values for customers and a better investment for share holders.”

He states elsewhere,

“We are not against acquisitions. Over the years, we have investigated a number in depth and hope that we will find some with a good fit for us and also up to our admittedly high standards.”

I give you my solemn pledge that I will do everything in my power to ensure that the combination with Moore Wallace passes that test.

At page 104 on the subject of financial resources and controls, Mr. Donnelley states:

“parallelling the company’s growth and development physically, technically and organizationally, was a fourth consideration—maintaining financial strength. Profits and growth are closely interrelated and have been twin objectives for generations. Financial reports, comparing actual results with original budget and with the prior year’s experience by cost center, department, division, group and the company as a whole, provide a most useful tool. A capital budget is particularly necessary . . . giving careful consideration to present financial resources and return on investment.”

He states elsewhere:

“Years ago we recognized that we could not sustain our continued growth pattern by adding a sufficient number of large accounts. The larger portion of printing markets is made up of medium-size and smaller jobs.”

He continues:

“Great are the challenges to increase productivity in every way, maintain and increase quality and adherence to schedule and sell at a price that represents true value as well as profit.”

Referring to the golden age of RR Donnelley, he states:

“that we have succeeded is evidenced by the fact that our sales have increased in each of the year’s following the demise of look and of life as well as during the last recession, the most severe in decades. If we strive to identify and grasp opportunities in the current and future markets and try to anticipate at least some of the changes to come, at the same time keeping our financial house in order and our organization appropriate to our needs, we should also continue to show the steady profitable growth essential to the long-range health of the company.”

I pledge to do my level best to be in a position to stand before you in two or three years’ time, and prove that Mr. Donnelley was correct.

Naomi Donnelley, matriarch of this storied company, stated on October 22, 1924, at the company’s 60th anniversary dinner: “It is not amiss sometimes to look back on the beginning of an organization to the early days and to the day of small things. They were days of struggle, days of self denial, days of hardship, but they were days of building.”

I pledge to you that on the closing date of our combination, which I hope will be in March, we will make a new beginning. There will be days of struggle, self denial and hardship, but they will be days of building a new RR Donnelley which will be the unqualified industry leader for years to come.

Mrs. Donnelley, not the last person of her gender to address the people of RR Donnelley on an important occasion, continued: “Time will bring many changes. It may be that in the years to come my children and my grandchildren, and even my great grandchildren, will not be connected with the business. And it may, perchance, be known by another name.”

Well, she was right about the changes and coincidentally wrong about her progeny—her great grandchildren are in the business today—and the business is called RR Donnelley. And will be called RR Donnelley so long as I am at its helm.

Mrs. Donnelley concluded: “My prayer and my desire is that whoever and whatever it may be, wherever it may be, that the spirit of the past will still prevail. That the spirit of the golden rule will still be there, and that the institution now and forever will be a synonym for fair dealing, for justice and for honesty.”

I will endeavor to do everything in my power to ensure that Mrs. Donnelley’s prayers will be answered, that we will adhere to her grandson’s standards as well, and that together we will build a new RR Donnelley of which each of them, and each of us, would and will be proud.

I thank you very much and look forward to working with you.